EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the shares of common stock of Heritage Insurance Holdings, Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing.

This Joint Filing Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on May 24, 2022.

/s/ Raymond T. Hyer

Raymond T. Hyer

/s/ Kathleen A. Hyer

Kathleen A. Hyer

/s/ Tara Tira

Tara Hyer Tira

FUTURA CIRCUITS CORP.

a Florida corporation

By: /s/ Raymond T. Hyer

Name: Raymond T. Hyer

Title: President

HYER FAMILY PARTNERSHIP, LLC

a Florida corporation

By: /s/ Sean Poole

Name: Sean Poole

Title: Manager